Exhibit 10.3

August 15, 2011

Peter Hellwig
Anthus Life Corporation
8640 Philips Hwy., Bldg 1, Suite 5
Jacksonville, FL 32256

RE:  Shannon Miller

Dear Mr. Hellwig:

This letter shall confirm that our client, Shannon Miller, herein referred to as Talent, has accepted your firm offer made on behalf of your organization, Anthus Life Corporation, herein referred to as Company, according to the following terms and conditions:

SERVICES:
Total of eight days of appearances over course of one year. Talent uses shannonmillerlifestyle.com website and social media to raise awareness about product. Use of Talent's likeness throughout Company's print and website materials. When appropriate and not to breech any other contracts, Talent to feature product on radio show and in interviews. Company provides four boxes of product to Talent per month.

COMPENSATION:
A guarantee of $XXXXXX for a term of one year beginning September 1, 2011. Payment shall be made in twelve draws on the 15th of each month. In addition, Company shall issue XXXXXXXXXXXXX of Anthus Life Corporation stock, 50% restricted stock held for at least six months from date of issue and 50% free share. Additional appearances will be considered at a rate of $XXXX per day plus travel and expenses.

GENERAL:	The following general items are agreed to:
•	Talent to provide any existing photos or biographical information needed.

APPROVALS:	Talent shall have approval prior to use of photos, public relations material and all uses of her name and likeness, such approval not to be unreasonably withheld.

PAYMENT:	All payments will be made to and in the name of Shannon Miller Enterprises, LLC and remitted to:
Shannon Miller Enterprises
Attn.: Nick Furris
4319 Salisbury Road, N, Ste #4
Jacksonville, Florida 32216

RELATIONSHIP OF THE PARTIES:

Talent is independent contractor and is not an agent or employee of the Company and has no authority whatsoever to bind the Company by contract or otherwise.  Talent acknowledges and agrees that it shall be her responsibility to report as income all compensation received by Talent pursuant to this Agreement, and the Company will have no obligation to withhold and/or pay any federal, state or local income, employment or other taxes with regard to Talent.

ASSIGNMENT:	Talent may not assign or delegate her rights or obligations under this Agreement, either in whole or in part, to any other person, firm or corporation without the prior written consent of the Company.

All terms and conditions not expressly covered herein shall be subject to good faith negotiations between the parties.  If any of the terms contained herein are not in accordance with your understanding of the deal, please notify me immediately.

Otherwise, I will assume that this agreement accurately reflects the deal as negotiated and I will expect to receive one (1) faxed copy of this agreement, signed by you in the space below at your earliest convenience.  I will arrange for counter-signature by Talent and will return to you a fully-executed agreement as soon as practicable.

Sincerely,

NICHOLAS J. FURRIS

Agreed and Accepted:	Agreed and Accepted:

Nicholas J. Furris	Peter Hellwig on behalf of Anthus Life Corporation